Robison, Hill & Co.	Certified Public Accountants
A PROFESSIONAL CORPORATION
Brent M. Davies, CPA
David O. Seal, CPA
W. Dale Westenskow, CPA
Barry D. Loveless, CPA

September 28, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Java Express, Inc.

Commission File No. 000-50547

We have read the statements that we understand Java Express, Inc. will include in Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.

We have no basis to agree or disagree with any other statements made in Item 4.01 of such report.

Respectfully submitted,

/s/ Robison, Hill & Co.

Robison, Hill & Co.

MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

MEMBERS OF THE SEC PRACTICE SECTION and THE PRIVATE COMPANIES PRACTICE SECTION

1366 East Murray-Holladay Road, Salt Lake City, Utah  84117-5050

Telephone 801/272-8045, Facsimile 801/277-9942